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                                                                    EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                                                                                                        PRO FORMA RATIO OF EARNINGS
                                                    RATIO OF EARNINGS TO FIXED CHARGES                        TO FIXED CHARGES

                                                      YEAR ENDED                     NINE MONTHS ENDED  YEAR ENDED NINE MONTHS ENDED
                                                        JUNE 30,                          MARCH 31,       JUNE 30,     MARCH 31,
                                     1997      1998      1999      2000      2001      2001      2002      2001          2002
                                   ------------------------------------------------  ------------------   ---------------------
PRETAX INCOME                      $ 77,794  $ 72,094  $ 14,429  $102,761  $ 45,067  $ 18,326  $ 44,239   $ 37,057     $ 37,604

FIXED CHARGES:
 INTEREST ON INDEBTEDNESS            23,640    24,885    23,641    18,507    24,950    18,594    17,673     32,022       23,922
 AMORTIZATION OF DEBT ISSUE COSTS       491       274       382       465       675       471       799      1,580        1,185
 LEASE EXPENSE -- INTEREST PORTION    2,272     2,215     2,276     4,214     7,714     5,587     5,573      7,714        5,573
                                   ------------------------------------------------  ------------------   ---------------------
TOTAL FIXED CHARGES                $ 26,403  $ 27,374  $ 26,299  $ 23,186  $ 33,339  $ 24,652  $ 24,045   $ 41,316     $ 30,680

                                        3.9       3.6       1.5       5.4       2.4      1.7x       2.8        1.9          2.2
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